Exhibit 99.1

Appvion Sells its Encapsys Division

Mark Richards Transitions Leadership of Appvion to Kevin Gilligan

(Appleton, Wis., August 4, 2015) Appvion, Inc. announced today that the company has sold its Encapsys microencapsulation division to an affiliate of Sherman Capital Holdings LLC, a private investment firm based in Baltimore. The purchase price was $208 million.

Conditions of the sale include a long-term supply agreement whereby Encapsys will continue to produce and sell microcapsules to Appvion that Appvion uses to produce its carbonless paper. Mary Goggans, vice president and general manager of the Encapsys division under Appvion ownership, has been named president of the now independent Encapsys, LLC.

Encapsys discovers, develops and manufactures microencapsulation solutions for use in the building and construction, paper, bedding, and personal and household care industries.

Appvion formed the division nearly 10 years ago to leverage the company’s 50 years of experience, technical expertise and large-scale production capabilities for microencapsulation that it developed through its production of carbonless paper. Net sales for Encapsys topped $61 million in 2014. The business employs approximately 90 people at offices and research labs in Appleton, Wisconsin, and at a manufacturing plant in Portage, Wisconsin. Terms of the sale allow Encapsys to lease office and lab space at Appvion facilities in Appleton while a search for other facilities is conducted.

Mark Richards, Appvion’s chairman, president and chief executive officer, said the success and growth potential of the Encapsys business earned an attractive purchase price. Appvion chose to extract the value of Encapsys now as a way to significantly reduce company debt and gain financial flexibility to invest in its technical papers and coatings business.

“With an improved balance sheet, we will gain financial strength and flexibility to focus on our paper and coatings business and to pursue opportunities to expand our business and product portfolio,” Richards said.

Richards added, “I am proud of what we have achieved in creating Encapsys. Our employees embraced an entrepreneurial spirit and a collaborative approach to working with customers to build a growing business. That knowledge and approach, coupled with the strategy and resources of Sherman Capital Holdings, represent a powerful combination for Encapsys employees and customers.”

Kevin Gilligan to succeed Mark Richards as Appvion’s CEO

The Appvion board of directors has appointed Kevin Gilligan as Appvion’s chief executive officer effective August 4. Gilligan had been serving as president of the company’s paper division. Mark Richards will assist with the transition and continue to serve as chairman of Appvion’s board of directors through December 31 when he will retire from Appvion. Richards has served as Appvion’s chief executive officer and president since joining the company in April 2005.

825 East Wisconsin Avenue       P.O. Box 359       Appleton, WI     54912-0359       920-734-9841        appvion.com

Appvion Sells its Encapsys Division / Mark Richards Transitions Leadership of Appvion to Kevin Gilligan             page 2

Richards said that Appvion recruited Gilligan as his potential successor. “Kevin brought a wealth of global business experience in operations and corporate management and has a passion for teamwork, innovation and partnership with customers,” Richards said. “He has added significant depth and breadth to our leadership team and is well prepared to lead the company into the future.”

Gilligan joined Appvion in June 2014 as president of Appvion’s paper division. Gilligan previously worked for H.B. Fuller Company, a publicly traded, global specialty chemical company focused on adhesives and headquartered in St. Paul, Minnesota. Gilligan’s career at H.B. Fuller included 20 years of management experience. He most recently served as vice president of global operations where he led H.B. Fuller’s operations, including supply chain, sourcing, 45 manufacturing plants, customer service, engineering, and environmental, health and safety. Gilligan earned a master’s degree in business administration from Indiana University and a bachelor’s degree in industrial and operations engineering from the University of Michigan.

“I am excited to have the opportunity to serve as Appvion’s chief executive officer,” Gilligan said. “Our resourcefulness and technical expertise, our market leadership positions, and our passion for serving customers have made our company successful for more than 100 years, and those strengths remain the foundation for our growth. The sale of Encapsys will improve our company’s capital structure, and increase our ability to leverage those core strengths to drive sustainable growth for our company.”

Transaction advisers

Jefferies LLC serves as the exclusive financial advisor to Appvion. Legal counsel to Appvion is DLA Piper LLP.

About Appvion

Appvion creates product solutions through its development and use of coating formulations and applications. The company produces thermal, carbonless, security, inkjet, digital specialty, and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,500 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Media contact:	Bill Van Den Brandt
Senior Manager, Corporate Communications
920-991-8613
bvandenbrandt@appvion.com

825 East Wisconsin Avenue       P.O. Box 359       Appleton, WI     54912-0359       920-734-9841        appvion.com